Exhibit 99.1

Altavista, VA July 29, 2009 — Pinnacle Bankshares Corporation (OTCBB:PPBN), the one-bank holding company (the Company) of First National Bank (quarterly consolidated results unaudited) reported today net income after taxes of $255,000 or $0.17 per basic and diluted share for the quarter ended June 30, 2009, and $36,000 or $0.02 per basic and diluted share for the six months ended June 30, 2009 compared to net income after taxes of $552,000 or $0.37 per basic and diluted share and $1,045,000 or $0.70 per basic and diluted share, respectively, for the same periods of 2008. Second quarter 2009 net income was an improvement on the first quarter 2009 loss of $219,000 as the Company experienced improved asset quality and thus lower provision expense for loan losses.

“The recession and the interest rate environment have made 2009 a challenging year for the banking industry. We are encouraged, however, by our improved results in the second quarter,” stated Bryan Lemley, Chief Financial Officer for both the Company and First National Bank.

Although the Company saw improvement in net income in the second quarter of 2009 when compared to the first quarter of 2009, the Board of Directors has continued suspension of the Company’s common stock dividend that would normally be paid in the third quarter of 2009. The Company’s quarterly common stock cash dividend was initially suspended in the second quarter of 2009 based upon first quarter results. The decision to suspend the dividend reflects the Board’s continued conservative approach toward capital preservation in the current challenging economic climate. The Company may resume cash dividend payments in conjunction with sustained improved earnings.

“We continue to recognize the importance of dividends to our shareholders. However, the Board believes that it is in the long term best interest of the Company and its shareholders to focus on capital preservation at this particular time until sustained earnings improvement warrants resumption of cash dividend payments,” commented Rob Gilliam, President & CEO of the Company and First National Bank. “Maintaining our well-capitalized position and strong balance sheet are critical in the current environment,” Gilliam concluded.

Net interest income was $4,817,000 for the six months ended June 30, 2009 compared to $5,064,000 for the six months ended June 30, 2008. Net interest income was $2,449,000 for the three months ended June 30, 2009 compared to $2,594,000 for the three months ended June 30, 2008. The net interest margin decreased to 3.18% for the six months ended June 30, 2009, from 3.75% for the six months ended June 30, 2008. Loan yield has fallen at a faster pace than the decrease in the rate paid for deposits in the past year as the Company is asset sensitive and interest rates continue to be at historic low levels.

Interest income decreased 5.67% and 6.37% for the six and three months ended June 30, 2009, respectively, compared to the same periods of 2008, as net loan volume increased by $7,454,000 since June 30, 2008 while the yield on loans and securities decreased by 107 basis points in the same time period.

Interest and fees on loans was $8,327,000 for the six-month period ended June 30, 2009, down from $8,646,000 for the same period in 2008. Interest and fees on loans was $4,162,000 for the three-month period ended June 30, 2009, down from $4,381,000 for the same period in 2008. Interest from securities and federal funds sold was $318,000 for the six months ended June 30, 2009, down from $519,000 for the six months ended June 30, 2008. Interest from securities and federal funds sold was $158,000 for the three months ended June 30, 2009, down from $233,000 for the three months ended June 30, 2008.

Interest expense decreased 6.66% for the six months ended June 30, 2009 and decreased 7.38% for the three months ended June 30, 2009, compared to the same periods of 2008, as deposits have increased by $36,741,000 in the past twelve months while the cost of deposits has fallen by 50 basis points in the same time period.

Interest expense was $3,828,000 for the six months ended June 30, 2009, down from $4,101,000 for the six months ended June 30, 2008. Interest expense was $1,871,000 for the three months ended June 30, 2009, down from $2,020,000 for the three months ended June 30, 2008.

Provision for loan losses expense decreased $90,000 in the second quarter of 2009 compared to the same period in 2008. Provision for loan losses expense increased $546,000 in the first half of 2009 compared with the first half of 2008.

“Although we have experienced some improvement in asset quality recently, we may see additional collection issues in our loan portfolio during the remainder of the year due to the recession. Our balance sheet and capital levels remain strong and we are encouraged by our improvement in net income, our balance sheet growth and the decrease in our loan loss provision expense in the second quarter of 2009 compared to the first quarter of 2009,” stated Lemley.

Noninterest income increased $64,000 or 4.45% for the six months ended June 30, 2009 compared to the same period of 2008. Noninterest income increased $49,000 or 6.44% for the three months ended June 30, 2009 compared to the same period of 2008. The increases from 2008 were due mainly to a $189,000 or 201.06% increase in fees on sales of mortgage loans in the first six months of 2009 compared to the first six months of 2008.

Noninterest expense increased $801,000 or 17.15% for the six months ended June 30, 2009 compared to the same period of 2008. Noninterest expense increased $441,000 or 18.50% for the three months ended June 30, 2009 compared to the same period of 2008. The increase in noninterest expense for the three and six-month periods is attributed primarily to the effect of overall growth of the Company on personnel expenses and fixed asset costs and a significant increase in FDIC premiums and assessments.

In addition to appreciably higher regular annual premiums being paid to the FDIC for deposit insurance coverage in 2009 compared with 2008, the FDIC has imposed a special assessment on all insured banks to help replenish the Deposit Insurance Fund. The special assessment is calculated at 5 basis points of total assets minus Tier 1 capital and amounts to approximately $150,000 for the Company. The assessment is calculated as of June 30, 2009, is payable on September 30, 2009 and must be booked as an expense in the quarter ended June 30, 2009.

Total assets at June 30, 2009 were $326,404,000, up 1.61% from $321,243,000 at December 31, 2008. The principal components of the Company’s assets at the end of the period were $272,745,000 in net loans, $26,573,000 in cash and cash equivalents and $13,572,000 in securities. During the six-month period ended June 30, 2009, net loans decreased 2.31% or $6,454,000 from $279,199,000 at December 31, 2008. Also during the six-month period, cash and cash equivalents increased 66.85% or $10,647,000 and securities decreased 2.58% or $359,000 from December 31, 2008.

Total liabilities at June 30, 2009 were $301,548,000, up 1.76% from $296,324 at December 31, 2008, as a result of an increase in savings and NOW accounts of $8,856,000 or 10.08% and an increase in time deposits of $1,551,000 or 0.90%, which were partially offset by a decrease in demand deposits of $1,212,000 or 4.37% from December 31, 2008.

Total stockholders’ equity at June 30, 2009 was $24,856,000 including $20,990,000 in retained earnings and $1,376,000 of accumulated other comprehensive losses net of the related deferred tax asset, which represents net unrealized losses on available-for-sale securities and the funded status of the Company’s defined benefit postretirement plan. At December 31, 2008, total stockholders’ equity was $24,919,000.

The allowance for loan losses was $3,904,000 as of June 30, 2009, representing approximately 1.41% of total loans outstanding.

Selected financial highlights are shown below.

Pinnacle Bankshares Corporation is a locally managed community banking organization based in Central Virginia. The one-bank holding company of First National Bank serves an area consisting primarily of all or portions of the Counties of Campbell, Pittsylvania, Franklin, Bedford, Amherst and the City of Lynchburg. The Company operates two branches in the Town of Altavista, one branch in the Town of Amherst, three branches in Campbell County, one branch in the City of Lynchburg, one branch in Bedford County at Forest and a loan production office at Smith Mountain Lake in Franklin County at Moneta. The Company’s newest branch opened February 12, 2009 in the Town of Rustburg. First National Bank is celebrating its 101st year in operation.

This press release may contain “forward-looking statements” within the meaning of federal securities laws that involve significant risks and uncertainties. These statements are based on certain assumptions and analyses by the Company and may relate to the Company’s future plans and performance. Although we believe our plans and expectations reflected in these forward-looking statements are reasonable, our ability to predict results or the actual effect of future plans or strategies is inherently uncertain, and we can give no assurance that these plans or expectations will be achieved. Factors that could cause actual results to differ materially from management’s expectations include, but are not limited to, changes in: interest rates, general economic and business conditions, the real estate market, the legislative/regulatory climate, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System and any policies or programs implemented pursuant to the Emergency Economic Stabilization Act of 2008, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows and funding costs, competition, demand for financial services in our market area and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and you should not place undue reliance on such statements, which reflect our position as of the date of this release.

Pinnacle Bankshares Corporation

Selected Financial Highlights

(Dollar Amounts in thousands)

Income Statement Highlights	3 Months Ended 6/30/2009	3 Months Ended 3/31/2009	3 Months Ended 6/30/2008
	(Unaudited)	(Unaudited)	(Unaudited)
Interest Income	$4,320	$4,325	$4,614

Interest Expense	1,871	1,957	2,020

Net Interest Income	2,449	2,368	2,594

Provision for Loan Losses	67	774	157

Noninterest Income	810	692	761

Noninterest Expense	2,825	2,647	2,384

Net Income (Loss)	255	(219)	552

Income Statement Highlights	6 Months Ended 6/30/2009	Year Ended 12/31/2008	6 Months Ended 6/30/2008
	(Unaudited)	(Audited)	(Unaudited)

Interest Income	$8,645	$18,555	$9,165

Interest Expense	3,828	8,346	4,101

Net Interest Income	4,817	10,209	5,064

Provision for Loan Losses	841	2,881	295

Noninterest Income	1,502	2,896	1,438

Noninterest Expense	5,472	9,846	4,671

Net Income	36	306	1,045

Balance Sheet Highlights	6/30/2009	12/31/2008	6/30/2008
	(Unaudited)	(Audited)	(Unaudited)
Cash and Cash Equivalents	$26,573	$15,926	$9,399

Net Loans	272,745	279,199	265,291

Total Securities	13,572	13,931	17,709

Total Assets	326,404	321,243	303,672

Total Deposits	296,428	287,233	259,687

Total Liabilities	301,548	296,324	276,313

Stockholders’ Equity	24,856	24,919	27,359

Asset Quality Highlights	6/30/2009	3/31/2009	12/31/2008	6/30/2008
	(Unaudited)	(Unaudited)	(Audited)	(Unaudited)
Nonperforming Loans to Total Loans	0.93%	2.44%	0.81%	0.20%

Allowance for Loan Losses to Total Loans	1.41%	1.45%	1.40%	0.71%

Allowance for Loan Losses to Nonperforming Loans	151.14%	59.44%	173.17%	358.41%

Nonperforming Loans	$2,583	$6,803	$2,292	$529

Other Real Estate Owned (OREO)	990	645	300	239

Allowance For Loan Losses	3,904	4,044	3,969	1,896

CONTACT: Pinnacle Bankshares Corporation, Bryan M. Lemley, 434-477-5882 bryanlemley@1stnatbk.com